Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Product supplement no. 570-I dated May 24, 2007

Underlying supplement no. 740 dated April 13, 2007

Registration Statement no. 333-134553

Dated May 29, 2007

Rule 433

Preliminary Terms and Conditions, May 29, 2007	Telephone: +1 212 526 0905

100% Principal Protected Notes Linked to a Basket Consisting of a

Foreign Equity Component and a Currency Component

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, MTN prospectus supplement dated May 30, 2006, product supplement no. 570-I dated May 24, 2007, underlying supplement no. 740 dated April 13, 2007 and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, MTN prospectus supplement, product supplement no. 570-I, underlying supplement no. 740, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering, will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 570-I, underlying supplement no. 740, this term sheet and any other relevant terms supplement and the final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

The notes are designed for investors who seek exposure to a diversified Basket comprised of foreign equity indices (the “Equity Component”) and long positions in certain Asian currencies (the “Currency Component”). The Equity Component is comprised of the Dow Jones EURO STOXX 50® Index (SX5E), the FTSE 100 Index® (UKX), the Nikkei 225SM Index (NKY) and the S&P®/ASX 200 Index (AS51), each, a “Basket Index” and, collectively, the “Basket Indices”. The Currency Component is comprised of the Chinese renminbi (CNY), the Japanese yen (JPY), the Singapore dollar (SGD) and the New Taiwan dollar (TWD), each, a “Basket Currency” and, collectively, the “Basket Currencies”. While the Equity Component and the Currency Component are equally weighted, and the Basket Currencies are equally weighted, the Basket Indices are not. The SX5E the UKX, the NKY and the AS51 contribute 35.42%, 33.97%, 21.42% and 9.19% respectively to the Equity Component. The composition of the Basket gives investors the opportunity to gain exposure to the return of foreign indices and the appreciation of certain Asian currencies against the USD, while the principal protection mitigates the portfolio risk if the notes are held to maturity. If the Basket Return is greater than zero on the Valuation Date, each investor will receive a single payment at maturity equal to the principal amount of its notes plus an Additional Amount equal to the principal amount of such notes multiplied by (a) the Basket Return and (b) the Participation Rate. If the Basket Return on the Valuation Date is less than, or equal to zero, then the investor will receive at maturity the principal amount of the notes only. The notes do not bear interest and are 100% principal protected if held to maturity.

Issuer:	Lehman Brothers Holdings Inc. (A1, A+, A+)†
Issue Size:	USD[TBD]
Issue Price	100%
Principal Protection	100%
Pricing Date:	May [ ], 2007‡
Settlement Date:	May [ ], 2007‡
Valuation Date:	May [ ], 2010‡††
Maturity Date:	May [ ], 2010‡††
Basket:	The notes are linked to a Basket consisting of an Equity Component comprised of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index (each, a “Basket Index” and, collectively, the “Basket Indices”) and a Currency Component comprised of the Chinese renminbi, the Japanese yen, the Singapore dollar and the New Taiwan dollar (each, a “Basket Currency” and, collectively, the “Basket Currencies”).
Component Weightings:	The Equity Component and the Currency Component are equally weighted.
No Interest Payments:	There will be no interest payment during the term of the notes.
Payment at Maturity

(per USD1,000):	A single USD payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount, if any.

Additional Amount:	USD1,000 per note x Basket Return x Participation Rate.

Participation Rate:	[95-105%]

Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level

Starting Basket Level:	1,000

Ending Basket Level:	The Basket Closing Level on the Valuation Date. The “Basket Closing Level” will be calculated as follows: Ending Equity Component Level + Ending Currency Component Level.

Ending Equity Component Level:	The Closing Equity Component Level on the Valuation Date. The “Closing Equity Component Level” will be calculated as follows: Starting Equity Component Level x [1 + (sum of (Basket Index Return x Basket Index Weighting) for all Basket Indices)].

Starting Equity Component Level:	500

Basket Index Return:	Basket Index Ending Level – Basket Index Starting Level Basket Index Starting Level

Basket Index Ending Level:	The Index Level on the Valuation Date (subject to the occurrence of a Disruption Event).

Basket Index Starting Level:

Basket Index	Bloomberg Ticker	Basket Index Starting Level*	Basket Index Weighting
Dow Jones EURO STOXX 50® Index	SX5E	[ ]	35.42%
FTSE 100 Index®	UKX	[ ]	33.97%
Nikkei 225 SM Index	NKY	[ ]	21.42%
S&P®/ASX 200 Index	AS51	[ ]	9.19%

* The Basket Index Starting Level is the Index Level on the Pricing Date.

Index Level:	On any Index Trading Day, the closing level of the Basket Index, as determined and published by the respective Index Sponsor (subject to the occurrence of a Disruption Event).

Index Sponsors:	STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange, is responsible for calculating and maintaining The Dow Jones EURO STOXX 50 Index. FTSE International Limited (“FTSE”), the publisher of the FTSE 100 Index, is responsible for calculating and maintaining the FTSE 100 Index. Nikkei Inc. is responsible for calculating and maintaining the Nikkei 225 Index. Standard & Poor’s Australian Index Committee (“S&P/ASX Committee”), the publisher of the S&P/ASX 200 Index, is responsible for calculating and maintaining the S&P/ASX 200 Index.

Ending Currency Component Level:	The Closing Currency Component Level on the Valuation Date. The “Closing Currency Component Level” will be calculated as follows: Starting Currency Component Level x [1 + (sum of (Basket Currency Return x Basket Currency Weighting) for all Basket Currencies)].

Starting Currency Component Level:	500

Basket Currency Return:	Basket Currency Starting Level – Basket Currency Ending Level Basket Currency Ending Level

Basket Currency Ending Level:	The Reference Exchange Rate on the Valuation Date, observed in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event). For further information concerning the Settlement Rate Option, see “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement and under Appendix A to the MTN prospectus supplement.

Basket Currency Starting Level:

Basket Currency	Bloomberg Ticker	Basket Currency Starting Level*	Basket Currency Weighting
Chinese renminbi	CNY	[ ]	25.00%
Japanese yen	JPY	[ ]	25.00%
Singapore dollar	SGD	[ ]	25.00%
New Taiwan dollar	TWD	[ ]	25.00%

* The Basket Currency Starting Level is the spot exchange rate for the respective Basket Currency against the USD, expressed as the number of USD per the respective currency on the Pricing Date.

Reference Exchange Rate:

Basket Currency	Screen Reference	Valuation Business Day*
CNY	One divided by spot rate on SAEC	New York
JPY	One divided by spot rate on 1FED	New York
SGD	One divided by spot rate on ABSIRFIX01	New York
TWD	One divided by spot rate on TAIFX1	New York

*       For further information concerning the Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement and under Appendix A to the MTN prospectus supplement.

Business Day:	Any day that is not a Saturday, a Sunday or a day on which banking institutions generally are authorized or obligated by law or executive order to be closed in New York City and that is both (a) a Currency Business Day and (b) a trading day for a Basket Index, as defined under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 570-I (an “Index Trading Day”).

Currency Business Day:	New York.

Disruption Event:

If a Disruption Event relating to any or all of the Basket Indices and/or Basket Currencies is in effect on the Valuation Date, the Calculation Agent will calculate the Basket Return using:

•      for each Basket Index and/or Basket Currency that did not suffer a Disruption Event on the Valuation Date, the Index Level or the Reference Exchange Rate, as applicable, on the Valuation Date for such Basket Index and Basket Currency, and

•      for each Basket Index and/or Basket Currency that did suffer a Disruption Event on the Valuation Date, the Index Level and/or the Reference Exchange Rate, as applicable, on the immediately succeeding scheduled Index Trading Day or scheduled Currency Business Day, as applicable, on which no Disruption Event occurs or is continuing with respect to the Basket Index and/or the Basket Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to any or all of the Basket Indices and/or the Basket Currencies on each of the three scheduled Index Trading Days or scheduled Currency Business Days, as applicable, following the scheduled Valuation Date, then (a) such third scheduled Index Trading Day or scheduled Currency Business Day, as applicable, shall be deemed the Valuation Date for the affected Basket Index or Basket Currency, respectively, and (b) the Calculation Agent will determine, on such day, (i) in the case of a Basket Index, the Basket Index Ending Level, as set forth under “Description of Notes—Market Disruption Events” in the accompanying product supplement no. 570-I or (ii) in the case of a Basket Currency, the Reference Exchange Rate in accordance with the “Fallback Rate Observation Methodology”, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

A “Disruption Event” means, for a Basket Index, a market disruption event (as defined under “Description of Notes—Market Disruption Events” in the accompanying product supplement no. 570-I) and, for a Basket Currency, a Currency Disruption Event.

A “Currency Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)   the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of any Basket Currency into USD through customary legal channels; or (y) the delivery of USD from accounts inside the country for which a Basket Currency is the lawful currency (such jurisdiction with respect to such Basket Currency, the “Basket Currency Jurisdiction”) to accounts outside that Basket Currency Jurisdiction;

(B)   the occurrence of any event causing the Reference Exchange Rate for any Basket Currency to be split into dual or multiple currency exchange rates; or

(C)   a Reference Exchange Rate being unavailable, or the occurrence and/or existence of any event (other than those set forth in (A) or (B) above) that (i) materially disrupts the market for a Basket Currency or (ii) makes it generally impossible to obtain a Reference Exchange Rate for a Basket Currency on the scheduled Valuation Date.

For purposes of the above, “scheduled Index Trading Day” or “scheduled Currency Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, an Index Trading Day or a Currency Business Day.

Calculation Agent:	Lehman Brothers Inc.

Underwriter:	Lehman Brothers Inc.

Denominations:	USD1,000 per Note and integral multiples of USD1,000 in excess thereof

Minimum Investment:	USD10,000

CUSIP:	[ ]

ISIN:	[ ]

‡

Expected. In the event that we make any change to the expected Pricing Date and Settlement Date, the Valuation Date and Maturity Date will be changed so that the stated term of the notes remains the same.

†

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and A+ by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††

Subject to postponement in the event that such date is not a Business Day or in the event of a Disruption Event as described under “Disruption Event” above and under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 570-I.

Investing in the 100% Principal Protected Notes Linked to a Basket Consisting of a Foreign Equity Component and a Currency Component involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 570-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 740 and “Selected Risk Factors” beginning on page TS-2 of this term sheet.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 570-I, underlying supplement no. 740 and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Commission (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive commissions equal to $20 per $1,000 principal amount, or 2%, and may use these proceeds to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

May 29, 2007

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 570-I and underlying supplement no. 740. Buyers should rely upon the base prospectus, MTN prospectus supplement, product supplement no. 570-I, underlying supplement no. 740, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 570-I, “Risk Factors” in the accompanying underlying supplement no. 740 and “Risk Factors” in the MTN prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Product supplement no. 570-I dated May 24, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507122501/d424b2.htm

•	Underlying supplement no. 740 dated April 13, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000110465907028193/a07-9818_12424b2.htm

•	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

If the Participation Rate is less than 100%, the Additional Amount will be reduced by the Participation Rate: If the Participation Rate is greater than 100%, the notes will provide the opportunity to enhance equity/currency returns by multiplying a positive Basket Return with Participation Rate. If, however, the Participation Rate is less than 100% and the Ending Basket Level is above the Starting Basket Level, the Additional Amount you receive at maturity will equal only a percentage of the Basket performance above the Starting Basket Level. Under these circumstances, the Additional Amount you receive at maturity will not fully reflect the performance of the Basket.

•

Uncapped Appreciation Potential: The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Basket. Because the notes are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Diversification Among the Basket Components: The return on an investment in the notes linked to the return of a basket consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index and the appreciation of the Chinese renminbi, the Japanese yen, the Singapore dollar and the New Taiwan dollar against the U.S. dollar. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone. The FTSE 100 Index® is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange. The Nikkei 225SM Index consists of 225 stocks listed on the First Section of the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. The S&P®/ASX 200 Index is Australia’s premier large capitalization tradable equity index, and is Australia’s institutional benchmark. For additional information about each Basket Component, see the information set forth under “The Dow Jones EURO STOXX 50® Index,” “The FTSE 100 Index®,” “The Nikkei 225SM Index” and

“The S&P®/ASX 200 Index” in the accompanying underlying supplement no. 740. For a discussion of risks relating to Currency-Indexed Notes, see pages S-8 to S-10 in the accompanying MTN prospectus supplement.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the actual interest payments on the notes and estimates the amount and timing of contingent payments on the notes. Lehman Brothers Holdings Inc. has determined that the comparable yield will be an annual rate of [    ] compounded semi-annually. Based on the comparable yield, the projected payment schedule per [$1,000] note is [    ] due at maturity.

Lehman Brothers Holdings Inc. agrees and, by purchasing a note, you agree, for United States federal income tax purposes, to be bound by Lehman Brothers Holdings Inc.’s determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by Lehman Brothers Holdings Inc. and the projected payments set forth in the projected payment schedule prepared by Lehman Brothers Holdings Inc. in determining your interest accruals, and the adjustments thereto, in respect of the notes. See “Certain U.S. Federal Income Tax Consequences” in product supplement no. 570-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Indices, any of the stocks included in the Basket Indices or the Basket Currencies. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 570-I, in the “Risk Factors” section of the accompanying underlying supplement no. 740 and in the “Risk Factors” section of the MTN prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

The Basket Indices Are Not Equally Weighted: The Basket is composed of an Equity Component and a Currency Component, each of which is equally weighted. However, the Equity Component is comprised of four Basket Indices that each have different weightings. One consequence of such unequal weighting is that the same percentage change in a Basket Index with a bigger weighting would have a greater effect on the Equity Component, and therefore the Basket Closing Level, than such percentage change in a Basket Index with a smaller weighting would have on the Basket Closing Level.

•

Changes in the Level of the Basket Components May Offset Each Other: The Basket is composed of four Basket Indices and four Basket Currencies. At a time when the level or rate of one or more Basket Indices or Basket Currencies increases, the level or rate of the other Basket Indices or Basket Currencies may not increase or may even decline. Therefore, in calculating the Ending Basket Level, increases in the level or rate of one or more of the Basket Indices or one or more of the Basket Currencies may be moderated, or more than offset, by lesser increases or declines in the level or rate of the other Basket Indices or Basket Currencies.

•

No Interest or Dividend Payments or Voting Rights: As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Basket Indices would have.

•

The Notes Are Subject to Foreign Exchange Rate Risk: The value of the Basket Currencies relative to the U.S. dollar have in the past been, and may continue to be, volatile and may vary based on a number of interrelated factors, including economic, financial and political events that we cannot control. The value of the Basket Currencies, which depend in part on the supply and demand for the Basket Currencies, may be affected by political, economic, legal, accounting and tax matters specific to the countries in which the Basket Currencies are circulated as legal tender. An investment in the notes may not be suitable for an investor unfamiliar with the exchange rate of the Basket Currencies or the factors that affect movements in such exchange rate. Neither the offering of the notes nor any views which may from time to time be expressed by the issuer,

Lehman Brothers Inc., or their affiliates in the ordinary course of their businesses with respect to future exchange rate movements constitutes a recommendation as to the merits of an investment in the notes.

•

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: The original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

•

Dealer Incentives: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

•

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

You must rely on your own evaluation of the merits of an investment in the notes: In the ordinary course of their businesses Lehman Brothers Holdings Inc., or its respective affiliates, may from time to time express views on expected movements in the levels of the Basket Indices and/or rates of the Basket Currencies. These views are sometimes communicated to clients who are active participants in the equity and/or currency markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons, may be inconsistent with the investment view implied in the notes and are subject to change. In connection with your purchase of the notes, you should investigate the equity and currency markets and not rely on views which may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the future performance of the Equity Components and the Currency Components.

•

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 570-I.

Hypothetical Payment at Maturity for Each USD1,000 Principal Amount Note

The following table illustrates the hypothetical payment amount at maturity, for a hypothetical range of performance of the Basket for a Basket Return of –50% to 50% and reflects a Basket Starting Level of 1,000 and assumes a Participation Rate of 100%. The hypothetical payment at maturity examples set forth below are for illustrative purposes only, have been chosen arbitrarily for the purposes of these examples, are not associated with Lehman Brothers Research forecasts for any Equity Component or Currency Component and may not be indicative of the actual payment at maturity. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical change of Basket value	Hypothetical Basket Value	Total Amount Payable at Stated Maturity Per $1,000 Note	Hypothetical Total Rate of Return	Annualized Pre-Tax Rate of Return
-50%	500.00	$1,000.00	0.00%	0.00%
-40%	600.00	$1,000.00	0.00%	0.00%
-30%	700.00	$1,000.00	0.00%	0.00%
-20%	800.00	$1,000.00	0.00%	0.00%
-10%	900.00	$1,000.00	0.00%	0.00%
0%	1,000.00	$1,000.00	0.00%	0.00%
10%	1,100.00	$1,100.00	10.00%	3.23%
20%	1,200.00	$1,200.00	20.00%	6.27%
30%	1,300.00	$1,300.00	30.00%	9.14%
40%	1,400.00	$1,400.00	40.00%	11.87%
50%	1,500.00	$1,500.00	50.00%	14.47%

Hypothetical Examples of Amounts Payable at Maturity

The examples below illustrate the hypothetical Payment at Maturity amount (including, where applicable, the payment of the Additional Amount) per $1,000 in principal amount of notes, based on hypothetical values for the Basket Index Starting Levels (which will be determined on the Pricing Date), the Basket Currency Starting Levels (which will be determined on the Pricing Date), the Basket Index Ending Levels (which will be determined on the Valuation Date), the Basket Currency Ending Levels (which will be determined on the Valuation Date), the Starting Equity Component Level (which will be set at 500 on the Pricing Date), the Ending Equity Component Level (which will be determined on the Valuation Date), the Starting Currency Component Level (which will be set at 500 on the Pricing Date), the Ending Currency Component Level (which will be determined on the Valuation Date) and a Participation Rate of 100% (the actual Participation Rate will be determined on the Pricing Date). The following results are based solely on the hypothetical examples cited; the hypothetical values above have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts and should not be taken as indicative of the future performance of the Basket Indices or the Basket Currencies. Numbers in the examples have been rounded for ease of analysis.

Example 1: The Basket Index Ending Levels of the SX5E and the NKY are greater than their respective Basket Index Starting Levels, but the Basket Index Ending Levels of the UKX and the AS51 are lower than their respective Basket Index Starting Levels. The increase in values of the SX5E and the NKY are not offset by the declines in the UKX and the AS51. As a result, the level of the Ending Equity Component Level increases from a Starting Equity Component Level of 500 to an Ending Equity Component Level of 550. The Basket Currency Ending Levels of the JPY, the SGD and the CNY have appreciated relative to their respective Basket Currency Starting Levels, but the Basket Currency Ending Level of the TWD has depreciated relative to its Basket Currency Starting Level. The increase in the values of the JPY, the SGD and the CNY are not offset by the decline in the TWD. As a result, the Ending Currency Component Level increases from a Starting Currency Component Level of 500 to an Ending Currency Component Level of 550.

Because the Ending Basket Level is the sum of the Ending Equity Component Level and the Ending Currency Component Level (550 + 550 = 1,100) and is above the Basket Starting Level of 1,000, the payment at maturity is equal to $1,100.00 per $1,000 principal amount note, and is calculated as follows:

$1,000 + [$1,000 x 0.10 x 1.00] = $1,100.00

.10 = Basket Level up 10%

1.00 = 100% Participation Rate

The table below illustrates how the Ending Basket Level in the above example was calculated:

Basket Index	Basket Index Starting Level (on Trade Date)	Basket Index Ending Level (on Valuation Date)	Basket Index Return	Weighting	Closing Equity Component Level
SX5E	4465.540	5358.648	20.00%	35.42%	7.08%
UKX	6636.800	5973.120	-10.00%	33.97%	-3.40%
NKY	17556.870	23645.593	34.68%	21.42%	7.43%
AS51	6369.000	5598.351	-12.10%	9.19%	-1.11%

Sum of Closing Equity Component Levels =					10.00%

Ending Equity Component Level = 500 x (1 + (sum of (Basket Index Return x Basket Index Weighting) for all Basket Indices)) =					550

Basket Currency	Basket Currency Starting Level (on Trade Date)	Basket Currency Ending Level (on Valuation Date)	Basket Currency Return	Weighting	Closing Currency Component Level
JPY	121.420	110.371	10.01%	25.00%	2.50%
SGD	1.532	1.303	17.65%	25.00%	4.41%
CNY	7.656	6.316	21.21%	25.00%	5.30%
TWD	33.435	36.695	-8.88%	25.00%	-2.22%

Sum of Closing Currency Component Levels =					10.00%

Ending Currency Component Level = 500 x (1 + (sum of (Basket Currency Return x Basket Currency Weighting) for all Basket Currencies)) =					550

Example 2: The Basket Index Ending Levels of the SX5E, the NKY and the UKX are greater than their respective Basket Index Starting Levels, but the Basket Index Ending Level of the AS51 is lower relative to its Basket Index Starting Level. The increase in values of the SX5E, the NKY and the UKX are not offset by the decline in the AS51. As a result, the level of the Ending Equity Component Level increases from a Starting Equity Component Level of 500 to an Ending Equity Component Level of 750. The Basket Currency Ending Levels of the JPY and the SGD have appreciated relative to their respective Basket Currency Starting Levels, but the Basket Currency Ending Levels of the CNY and the TWD have depreciated relative to their respective Basket Currency Starting Levels. The increase in the values of the JPY and the SGD are more than offset by the declines in the CNY and the TWD. As a result, the Ending Currency Component Level decreases from a Starting Currency Component Level of 500 to an Ending Currency Component Level of 450.

Because the Ending Basket Level is the sum of the Ending Equity Component Level and the Ending Currency Component Level (750 + 450 = 1,200) and is above the Basket Starting Level of 1,000, the payment at maturity is equal to $1,200.00 per $1,000 principal amount note, and is calculated as follows:

$1,000 + [$1,000 x 0.20 x 1.00] = $1,200.00.

.20 = Basket Level up 20%

1.00 = 100% Participation Rate

The table below illustrates how the Ending Basket Level in the above example was calculated:

Basket Index	Basket Index Starting Level (on Trade Date)	Basket Index Ending Level (on Valuation Date)	Basket Index Return	Weighting	Closing Equity Component Level
SX5E	4465.540	7144.864	60.00%	35.42%	21.25%
UKX	6636.800	10221.999	54.02%	33.97%	18.35%
NKY	17556.870	27213.149	55.00%	21.42%	11.78%
AS51	6369.000	5407.281	-15.10%	9.19%	-1.39%

Sum of Closing Equity Component Levels =					50.00%

Ending Equity Component Level = 500 x (1 + (sum of (Basket Index Return x Basket Index Weighting) for all Basket Indices)) =					750

Basket Currency	Basket Currency Starting Level (on Trade Date)	Basket Currency Ending Level (on Valuation Date)	Basket Currency Return	Weighting	Closing Currency Component Level
JPY	121.420	115.349	5.26%	25.00%	1.32%
SGD	1.532	1.438	6.58%	25.00%	1.64%
CNY	7.656	10.336	-25.93%	25.00%	-6.48%
TWD	33.435	45.137	-25.93%	25.00%	-6.48%

Sum of Closing Currency Component Levels =					-10.00%

Ending Currency Component Level = 500 x (1 + (sum of (Basket Currency Return x Basket Currency Weighting) for all Basket Currencies)) =					450

Example 3: The Basket Index Ending Levels of the SX5E and the AS51 are greater than their respective Basket Index Starting Levels, but the Basket Index Ending Levels of the NKY and the UKX are lower than their respective Basket Index Starting Levels. The increase in values of the SX5E and the AS51 are more than offset by the declines in the NKY and UKX. As a result, the level of the Ending Equity Component Level decreases from a Starting Equity Component Level of 500 to an Ending Equity Component Level of 400. The Basket Currency Ending Levels of the JPY, the SGD and the CNY have appreciated relative to their respective Basket Currency Starting Levels, but the Basket Currency Ending Level of the TWD has depreciated relative to its Basket Currency Starting Level. The increase in the values of the JPY, the SGD and the CNY are not offset by the decline in TWD. As a result, the Ending Currency Component Level increases from a Starting Currency Component Level of 500 to an Ending Currency Basket Level of 550.

Because the Ending Basket Level is the sum of the Ending Equity Component Level and the Ending Currency Component Level (400 + 550 = 950) and is not greater than the Basket Starting Value of 1,000, the payment at maturity is equal to $1,000 per $1,000 principal amount note.

$1,000

The table below illustrates how the Ending Basket Level in the above example was calculated:

Basket Index	Basket Index Starting Level (on Trade Date)	Basket Index Ending Level (on Valuation Date)	Basket Index Return	Weighting	Closing Equity Component Level
SX5E	4465.54	4688.82	5.00%	35.42%	1.77%
UKX	6636.80	3982.08	-40.00%	33.97%	-13.59%
NKY	17556.87	10474.43	-40.34%	21.42%	-8.64%
AS51	6369.00	6687.45	5.00%	9.19%	0.46%

Sum of Closing Equity Component Levels =					-20.00%

Ending Equity Component Level = 500 x (1 + (sum of (Basket Index Return x Basket Index Weighting) for all Basket Indices)) =					400

Basket Currency	Basket Currency Starting Level (on Trade Date)	Basket Currency Ending Level (on Valuation Date)	Basket Currency Return	Weighting	Closing Currency Component Level
JPY	121.420	110.371	10.01%	25.00%	2.50%
SGD	1.532	1.262	21.45%	25.00%	5.36%
CNY	7.656	6.508	17.65%	25.00%	4.41%
TWD	33.435	36.779	-9.09%	25.00%	-2.27%

Sum of Closing Currency Component Levels =					10.00%

Ending Currency Component Level = 500 x (1 + (sum of (Basket Currency Return x Basket Currency Weighting) for all Basket Currencies)) =					550

Example 4: The Basket Index Ending Levels of the SX5E, the AS51, the NKY and the UKX are lower than their respective Basket Index Starting Levels. As a result, the level of the Ending Equity Component Level decreases from a Starting Component Basket Level of 500 to an Ending Equity Component Level of 300. The Basket Currency Ending Levels of the JPY, the SGD, the CNY and the TWD have depreciated relative to their respective Basket Currency Starting Levels. As a result, the Ending Currency Component Level decreases from a Starting Currency Component Level of 500 to an Ending Currency Component Level of 400.

Because the Ending Basket Level is the sum of the Ending Equity Component Level and the Ending Currency Component Level (300 + 400 = 700) and is less than the Basket Starting Value of 1,000, the payment at maturity is equal to $1,000 per $1,000 principal amount note.

$1,000

The table below illustrates how the Ending Basket Level in the above example was calculated:

Basket Index	Basket Index Starting Level (on Trade Date)	Basket Index Ending Level (on Valuation Date)	Basket Index Return	Weighting	Closing Equity Component Level
SX5E	4465.54	3224.12	-27.80%	35.42%	-9.85%
UKX	6636.80	3318.40	-50.00%	33.97%	-16.99%
NKY	17556.87	10532.37	-40.01%	21.42%	-8.57%
AS51	6369.00	3184.50	-50.00%	9.19%	-4.60%

Sum of Closing Equity Component Levels =					-40.00%

Ending Equity Component Level = 500 x (1 + (sum of (Basket Index Return x Basket Index Weighting) for all Basket Indices)) =					300

Basket Currency	Basket Currency Starting Level (on Trade Date)	Basket Currency Ending Level (on Valuation Date)	Basket Currency Return	Weighting	Closing Currency Component Level
JPY	121.420	156.025	-22.18%	25.00%	-5.54%
SGD	1.532	1.954	-21.57%	25.00%	-5.39%
CNY	7.656	8.996	-14.89%	25.00%	-3.72%
TWD	33.435	42.523	-21.37%	25.00%	-5.34%

Sum of Closing Currency Component Levels =					-20.00%

Ending Currency Component Level = 500 x (1 + (sum of (Basket Currency Return x Basket Currency Weighting) for all Basket Currencies)) =					400

Historical Basket Index Information

The following graphs set forth the historical performance of each Basket Index from May 21, 2002 through May 25, 2007. The closing level of the Dow Jones EURO STOXX 50® Index on May 25, 2007 was 4463.52. The closing level of the FTSE 100 Index® on May 25, 2007 was 6570.50. The closing level of the Nikkei 225SM Index on May 25, 2007 was 17481.21. The closing level of the S&P®/ASX 200 Index on May 25, 2007 was 6252.80.

We obtained the various Index Levels below from Bloomberg Financial Markets, and accordingly, make no representation or warranty as to their accuracy or completeness. The historical levels of the Basket Indices should not be taken as an indication of future performance of the Basket Indices, the Basket Index Return or what the value of the notes may be, and no assurance can be given as to the closing level of any Basket Index on the Valuation Date. Fluctuations in Index Levels make it difficult to predict whether the Additional Amount will be payable at maturity. Historical Index Level fluctuations may be greater or lesser than those experienced by the holders of the notes.

Historical Basket Currency Information

The following graph sets forth the historical performance of each Basket Currency from May 21, 2002 through May 25, 2007. The spot exchange rate for the CNY on May 25, 2007 was 7.6537. The spot exchange rate for the JPY on May 25, 2007 was .008211. The spot exchange rate for the SGD on May 25, 2007 was 1.5277. The spot exchange rate for the TWD on May 25, 2007 was 33.239.

We obtained the various spot exchange rates below from Bloomberg Financial Markets, and accordingly, make no representation or warranty as to their accuracy or completeness. The spot exchange rates are expressed as the amount of U.S. dollars per Basket Currency to show the appreciation or depreciation, as the case may be, of the Basket Currency against the U.S. dollar. The spot exchange rates used to calculate the Ending Currency Component Level are expressed as the amount of U.S. dollars per Basket Currency. The historical data on each Basket Currency should not be taken as an indication of future performance of the Basket Currencies, the Basket Currency Return or what the value of the notes may be, and no assurance can be given as to the spot exchange rate of any Basket Currency on the Valuation Date. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Displayed as U.S. dollars per Chinese renminbi.

Displayed as U.S. dollars per Japanese yen.

Displayed as U.S. dollars per Singapore dollar.

Displayed as U.S. dollars per New Taiwan dollar.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and the Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate will earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

TS-14